The Allied Defense Group, Inc.

FOR IMMEDIATE RELEASE	For More Information, Contact:
December 13, 2006	Crystal B. Leiderman

Director, Investor Relations
800-847-5322
Jim Drewitz, Investor Relations
972-355-6070

THE ALLIED DEFENSE GROUP ANNOUNCES PRIVATE PLACEMENT OF COMMON STOCK

VIENNA, Virginia, December 13, 2006 – The Allied Defense Group, Inc. (AMEX:ADG) announces it has entered into an agreement for a private placement of its common stock.

The Company has entered into a definitive agreement with several of its institutional and other accredited investors pursuant to which it has agreed to issue approximately 400,000 shares of its common stock. The shares of common stock sold will not be registered under the Securities Act of 1933, as amended, and may not be offered or resold absent registration or an applicable exemption from registration requirements. The Company has agreed to register the shares of common stock sold as part of this transaction for resale under the Securities Act.

The Company will use the proceeds from the sale for general corporate purposes, including working capital to support new growth and for capital expenditures.

Additionally, the Company announces Frederick G. Wasserman has been appointed to its Board of Directors. Mr. Wasserman is currently the Chief Operating/Financial Officer of Mitchell & Ness Nostalgia Company, a manufacturer of licensed sportswear. Previous leadership positions Mr. Wasserman held include President and Chief Financial Officer of Goebel of North America and President, Vice-President of Finance, and Chief Financial Officer of Papel Giftware. Mr. Wasserman was appointed to the Company’s Board at the recommendation of Wynnefield Capital Management LLC, a significant shareholder of Allied Defense Group, to serve as an independent director representing the interests of all of the Company’s unaffiliated shareholders. Mr. Wasserman will also serve as a member of the Board’s Audit and Ethics & Governance Committees.

Major General (Ret) John J. Marcello, The Allied Defense Group’s Chief Executive Officer and President, said, “This financing is an important step in addressing our near and long term liquidity needs as we move into 2007. We continue to work on cost restructuring, improvement of working capital utilization, creation of or expansion of senior credit facilities and the sale of non-strategic assets to provide additional liquidity. We are very sensitive to the use of equity – especially in an environment where it is so undervalued.

“We continue to be excited about our prospects for 2007 and look forward to an acceleration of the initiatives that have started to gain some traction in the second half of 2006. We will continue our daily focus on meeting the needs our customers and building shareholder value.

“We are also delighted to welcome Mr. Wasserman to our Board. We think he will bring a valuable perspective to the board and we look forward to his contributions as a director and as a representative of our shareholders,” concluded Major General Marcello.

About The Allied Defense Group, Inc.
The Allied Defense Group, Inc. is a diversified international defense and security firm which: develops and produces conventional ammunition marketed to defense departments worldwide; designs, produces and markets sophisticated electronic and microwave security systems principally for European and North American markets; manufactures battlefield effects simulators and other training devices for the military; and designs and produces state-of-the-art weather and navigation software, data, and systems for commercial and military customers.

For more Information, please visit the Company web site: www.allieddefensegroup.com

Certain statements contained herein are “forward looking” statements as such term is defined in the Private Securities Litigation Reform Act of 1995. Because statements include risks and uncertainties, actual results may differ materially from those expressed or implied and include, but are not limited to, those discussed in filings by the Company with the Securities and Exchange Commission.